Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2022, relating to the consolidated financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries, (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Ltd.

Hamilton, Bermuda

November 9, 2022